News Release	Exhibit 99.1 For immediate release Page 1 of 7

Zix Corporation Announces First Quarter 2005 Financial Results

DALLAS — May 9, 2005 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure e-messaging, e-prescribing, and e-transaction applications and services, today announced financial results for the first quarter ended March 31, 2005. ZixCorp recorded first quarter revenues of $3.6 million, an increase of 26 percent compared to $2.8 million in the first quarter of 2004. ZixCorp recorded a first quarter 2005 net loss of $9.6 million, or $0.30 per share, compared to a net loss of $10.9 million, or $0.36 per share, for the corresponding quarter of 2004. Cash, cash equivalents, and marketable securities balances as of March 31, 2005, were $23.9 million including restricted cash balances of $10.4 million. The company received new orders of $6.1 million in the quarter.

“For the second consecutive quarter, our secure e-messaging services have set a record for revenue. We also set a record for orders, which is truly exciting and helps make our goal of cash flow breakeven for the eSecure business in sight,” said Rick Spurr, chief executive officer for ZixCorp. “I am also excited about the opportunities before us with e-prescribing. We are still currently the leader in e-prescribing and are in the forefront of this emerging market. I feel confident that we’ll continue to be the go-to company as this technology becomes more adopted by the healthcare community.”

Business Highlights

•	Following our commitment to focus on our two core businesses, secure e-messaging and e-prescribing, as well as cost management, ZixCorp sold its Message Inspector® and Web Inspector® products to CyberGuard Corporation. CyberGuard paid $2.1 million in cash at closing, delivered a promissory note of $1.5 million payable during 2005, and ZixCorp retained the outstanding accounts receivable of approximately $0.4 million for a total of $4.0 million. ZixCorp paid transaction fees of approximately $0.3 million associated with the sale.

•	In an effort to obtain strategic guidance and expertise as the company expands its customer base in healthcare, finance, government, and IT security, ZixCorp formed an advisory board with esteemed members including Dr. Gail R. Wilensky, an advisor to Congress and a former presidential appointee; Amit Yoran, former director of the National Cyber Security Division at the Department of Homeland Security; and Marc B. Mazur, a leading healthcare and disease management consultant.

•	ZixCorp’s e-prescribing utilization strategy has proven successful with completion of the industry’s first payor-driven e-prescribing utilization study. This study, specified by Blue Cross Blue Shield of Massachusetts (BCBSMA), provides evidence of practice and provider commitment to ongoing use of ZixCorp’s e-prescribing program. As a result of meeting these requirements, funding for the deployment of 300 new prescribers held in contingency was

-more-

Zix Corporation Announces First Quarter 2005 Financial Results	Page 2 of 7

released. In addition, BCBSMA signed a contract for an additional 300 new prescribers as the first phase of its multi-phased e-prescribing program for 2005.

•	ZixCorp had continued success in deploying prescribers with its PocketScript solution. In the first quarter 2005, the company had 525 deployments, predominantly in Massachusetts. Overall, the average electronic scripts written during the quarter was up to 45,000 per week.

•	ZixCorp has proven the interoperability of PocketScript with other healthcare IT systems. The integration with MedAptus’ electronic charge capture solution enables physicians to use e-prescribing and charge capture from a single device, but also provides for the sharing of patient information and communication between the two applications, greatly improving physician productivity.

•	Secure e-messaging sales achieved a second consecutive record quarter for orders booked with $5.1 million. In addition, two of the industry’s leading healthcare organizations renewed their contracts, with both raising their service agreement levels. ZixCorp secured 27 new ZixVPM® healthcare customers in the first quarter of 2005, including deals with Catholic Health East, the largest not-for-profit home health system provider by visits; Blue Cross Blue Shield of Minnesota, with more than two million members; and Children’s Hospital, the San Diego region’s only designated pediatric trauma center and hospital dedicated solely to pediatric care.

•	ZixCorp continues its efforts to sell its eSecure solutions into the financial services community. ZixCorp obtained six new financial/insurance customers in first quarter 2005.Leveraging its endorsed vendor status with New York Bankers Association (NYBA) these wins included Suffolk County National Bank, Wilber National Bank, among others.

•	ZixCorp continues to refine its core solutions to better meet customer needs and launched the 2.3 version of ZixVPM in February. This new version is offered on a new platform, Dell 1850 or Dell 750, with superior hardware support. It also includes new routing options for greater flexibility, increased interoperability (S/MIME and TLS), and the ability to control when email is encrypted.

•	Increased activity from secure e-messaging customers and the accelerated ramp of e-prescribing deployments led to the ZixData Center™ exceeding 255 million transactions this quarter, an increase over the 233 million transactions in the fourth quarter of 2004. e-Prescribing transactions (electronic scripts) increased to more than 510,000, a 42 percent increase over the fourth quarter of 2004.

-more-

Zix Corporation Announces First Quarter 2005 Financial Results	Page 3 of 7

Financial Highlights for the Quarter

Revenues: Revenues were $3.6 million in first quarter 2005, which was a $0.3 million decline relative to the fourth quarter 2004. The decline is attributed to the sale of the Message Inspector and Web Inspector products. Year-on-year the revenue growth was 26 percent and if the Inspector products revenues are removed from Q1 2004 and Q1 2005 for comparative purposes, the revenues increased 52 percent year on year.

Costs: In the first quarter, ZixCorp’s operating costs, excluding the gain on sale of product lines, totaled $13.4 million compared $13.7 million in Q4 2004. The decrease is from a partial quarter’s benefit from a mid-January reduction in staff levels. Full-quarter savings will be realized in Q2 2005 along with additional spending reductions from the sale of the Message Inspector and Web Inspector products.

Cash Utilization: The company’s cash and marketable securities balance (both restricted and non-restricted) declined by $6.3 million from $30.2 million at the end of the fourth quarter 2004 to $23.9 million at the end of the first quarter 2005. Net cash used by operating activities was $7.4 million. In the first quarter, the company collected a total of $4.2 million in cash, primarily from customer receipts, compared to $5.6 million in the fourth quarter. Net cash used for operating spending was $11.6 million in the quarter compared to $12.1 million in the fourth quarter 2004. Cash receipts declined from the sale of the Inspector product lines as well as a decline in the billings for PocketScript deployment, partially offset by gains in cash receipts for eSecure services.

Gain on Sale of Message Inspector and Web Inspector Products: The company recorded a $950,000 gain on the sale of the Inspector products on March 11, 2005. The company received $2.1 million in cash up front and a promissory note of $1.5 million payable in three installments due in each of the remaining fiscal quarters of 2005. The company paid transaction fees of $0.3 million related to the sale.

About Zix Corporation

Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s eSecure services enable policy-driven email encryption, content filtering, and send-to-anyone capability while its eHealth services improve patient care, reduce costs, and improve efficiency through e-prescribing and e-lab solutions. For more information, visit www.zixcorp.com.

-more-

Zix Corporation Announces First Quarter 2005 Financial Results	Page 4 of 7

ZixCorp Contacts:

Public Relations: Christa Osswald (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com

Safe Harbor Statement for ZixCorp

The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for the company’s products and services, including the electronic prescribing services offered by its PocketScript, Inc. subsidiary; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in the e-messaging protection and electronic prescription businesses; and the company’s ability to successfully and timely introduce new e-messaging protection and electronic prescription products and services or related products and services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.

-more-

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Services	$3,298	$2,516
Hardware	185	—
Software	100	327

Total revenues	3,583	2,843

Costs and expenses:
Cost of revenues	3,891	3,174
Research and development expenses	1,975	2,845
Selling, general and administrative expenses	7,502	7,806
Gain of sale of product lines	(950)	—

Total costs and expenses	12,418	13,825

Operating loss	(8,835)	(10,982)

Other (expense) income:
Investment and other income	143	58
Interest expense	(830)	(55)
Recovery of previously impaired investment	—	70

Total other (expense) income	(687)	73

Loss before income taxes	(9,522)	(10,909)
Income taxes	(50)	(29)

Net loss	(9,572)	(10,938)

Basic and diluted loss per common share	$(0.30)	$(0.36)

Weighted average common shares outstanding	32,295,162	30,199,716

ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$10,480	$3,856
Marketable securities	3,003	16,000
Receivables	533	561
Notes receivable, net	1,440	—
Prepaid and other current assets	1,555	1,950

Total current assets	17,011	22,367

Restricted cash	10,410	10,374
Property and equipment, net	5,160	5,024
Intangible assets, net	1,889	3,832
Goodwill	6,958	9,119
Deferred financing costs and other assets	1,367	1,526

	$42,795	$52,242

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,911	$1,234
Accrued expenses	4,169	4,709
Deferred revenue	5,833	6,372
Customer deposit	1,968	968
Capital lease obligations	255	130
Short-term note payable	194	193
Convertible promissory notes payable	3,923	3,848

Total current liabilities	18,253	17,454

Long-term liabilities:
Deferred revenue	1,184	1,731
Customer deposit	2,000	3,000
Convertible promissory notes payable	13,573	13,347
Promissory notes payable	1,932	1,840
Capital lease obligations and other	369	105

Total long-term liabilities	19,058	20,023

	37,311	37,477

Contingencies:
Stockholders’ equity:
Preferred stock, $1 par value, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 175,000,000 shares authorized; 34,654,794 issued and 32,327,613 outstanding in 2005 and 34,584,406 issued and 32,257,225 outstanding in 2004	347	346
Additional paid-in capital	269,696	269,406
Treasury stock, at cost; 2,327,181 common shares in 2005	(11,507)	(11,507)
Accumulated deficit	(253,052)	(243,480)

Total stockholders’ equity	5,484	14,765

	$42,795	$52,242

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Operating activities:
Net loss	$(9,572)	$(10,938)
Non-cash items in net loss:
Depreciation and amortization	1,136	1,554
Amortization of debt financing costs	159	—
Amortization of discount on convertible promissory notes payable	301	—
Amortization of discount on promissory note payable	92	—
Amortization of discount on notes receivable	(6)	—
Employee stock compensation expense	243	942
Common stock issued in lieu of cash compensation	—	588
Amortization of unearned stock-based compensation	56	33
Recovery of investment in Maptuit Corporation	—	(70)
Gain on sale of product lines	(950)	—
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	28	(224)
Other assets	314	56
Accounts payable	677	407
Deferred revenue	460	579
Customer deposits	—	4,000
Accrued and other liabilities	(324)	132

Net cash used by operating activities	(7,386)	(2,941)

Investing activities:
Purchases of property and equipment	(685)	(883)
Purchases of marketable securities	—	(2,485)
Sales and maturities of marketable securities	12,997	4,980
Purchase of restricted cash investment	(36)	—
Proceeds from sale of product lines	1,840	—
Cash received from Maptuit Corporation	—	70

Net cash provided by investing activities	14,116	1,682

Financing activities:
Proceeds from exercise of stock options	3	3,755
Proceeds from exercise of warrants	—	7,230
Payment of short term note payable	(83)	—
Payment of capital lease	(15)	—
Proceeds from promissory note payable	—	3,000
Other	(11)	—

Net cash (used) provided by financing activities	(106)	13,985

Increase in cash and cash equivalents	6,624	12,726
Cash and cash equivalents, beginning of period	3,856	6,599

Cash and cash equivalents, end of period	$10,480	$19,325

###